ASSET PURCHASE AGREMENT

Agreement made this 13th day of December, 2010 by and between Freedom Environmental and Grease-Tec (hereinafter referred to as "Seller") and Freedom Environmental Services, (hereinafter referred to as the "Purchaser").

Whereas, Seller is the owner and operator of a Rendering Grease service and processing company called Grease-Tec aka Clean Fuel, LLC and located on 730 Central Florida Parkway Orlando, FL  32824.

Whereas, the purchaser desires to purchase the assets of the Seller, including the equipment, inventory on hand, furniture, and customer list as more fully set forth in the agreement; and

Whereas, the parties are desirous of effectuating a smooth and efficient transfer of the assets being sold and acknowledge that their mutual cooperation are essential to this end.

Now therefore, the parties hereto, in consideration of the mutual covenants and agreements herein contained, do hereby, agrees as follows.

1. Sale of Assets.
A. The seller agrees to sell and transfer and the Purchaser agrees to buy the following described Grease Processing  assets owned by Grease-Tec  now located at 730 Central Florida Parkway, Orlando, Florida 32824, including the use of the name “Grease-Tec”, client list, mailing list, stock in trade, merchandise, furniture, fixtures, equipment, computer with custom software, forms, and Seller’s rights under and to all contracts in connection with such business, free and clear of any and all liabilities, debts, mortgages, security; interests or other liens or encumbrances.

2. Purchase Price.
The total purchase price shall be $850,000.00.  In addition to the purchase price the purchaser will offer 5,000,000 warrants of the companies’ common stock at a strike price of $.10 per share for a period of three years following the closing of the sale.

3. Closing.
The closing shall take place at and upon a location and date mutually agreeable between Freedom Environmental Services and Grease-Tec.

4. Deliveries at Closing
Asset list, customer list (current & historical) and customer contracts.

5. Telephone Numbers.
A. The Seller hereby transfers and assigns to the Purchaser, as of the date set of closing, the Seller’s right to the assets telephone number 352-429-9900 and fax telephone number 352-429-3214.
B. The Purchaser will be solely responsible, as of the date of closing, for all costs of said telephone services and the costs of all directory and yellow page listings and/or advertisements in connection therewith and will hold SELLER indemnified, free and harmless from same.
C. After the date of closing, the Purchaser, its agents and employees, will advise any callers for the Seller that the Seller has transferred its business to the Purchaser.

6. Representations.  The Seller warrants and represents the following:
A. It is the owner of and has good and marketable title to all assets specifically enumerated in the attached schedule of assets (Schedule “A”), free from all debts security interests, liens, and encumbrances.
B. Purchaser will assume building lease and truck payment for Ford F450.
C. The seller will move 3 offsite tankers to new location within 10 days of closing.
D. The parties agree that this is an asset only purchase and the buyer is not assuming any previous liabilities incurred by the seller.

7. Transition. The Seller covenants with the Purchaser as follows:
A. The Seller represents that for a period of 60 days after closing, Seller will teach and instruct the Purchaser subject to Seller’s availability, and without financial compensation from the Purchaser, regarding any and all matters pertaining to the assets being sold in this agreement. The seller will designate Aaron Knight for 60 days at the seller’s expense to lead build out of grease collection and processing operation, also to complete the operating permit and rail spur.
B. If the Seller, at the Purchaser’s request, provides and services for the business, other then instructional advice, after the date of closing, Seller shall compensated at a rate to be mutually agreed upon prior to the rendering of any such services.
C. Within a reasonable time after closing, the Purchaser shall send, at its expense, notices to the Seller’s clients, vendors, suppliers and any other appropriate persons or entities that it has acquired the Seller’s assets herein.
D. The expenses of $75,000.00 maximum estimate for the grease up and running mode and a similar $75,000.00 maximum estimate for the Bio Diesel Operation if the purchaser chooses that option will be borne by the purchaser.
G. The seller and Purchaser shall cooperate with each other to make the transition as easy as possible for the clients (customers).

8. Covenants of Seller. The seller covenants with the Purchaser as follows:
A. The Bill of Sale to be delivered at he closing will transfer all the assets enumerated in the attached schedule free of all encumbrances, and will contain usual warranties and affidavit of title where applicable.  Bulk asset list evaluations will be listed on schedule A.
B. Debts and other obligations of the business will continue to be paid in the ordinary operation of the business, including, but not limited to, amounts normally and periodically paid to trade creditors, suppliers, state and federal tax authorities for employee withholding, sales tax, and similar items, employee wages and salaries, and transportation charges.
D. Seller will hold Purchaser free and harmless from bills, claims, demands, indebtedness, liability and taxes and any other claims of any nature incurred or rising out of and by reason of the conduct or operation of their business prior to the date of closing by Seller.  Purchaser will hold Seller free and harmless from bills, claims, demands, indebtedness, liability and taxes and any other claims of any nature incurred or arising out of and by reason of the conduct or operation of the their business after the date of closing by Purchaser.
E. Seller has filed and will file at the date of closing all Federal, State and local tax returns which are required by it to be filed with payment of all taxes due thereon and such returns hereto filed are true, correct and there are no deficiencies, or assessment claims.  In the event that an audit should take place subsequent to the closing of this Agreement for any period prior to the date of closing, the Seller’s liability for same 100 per cent of the taxing authority’s demand for said period including all interest and penalties thereon and, further, will pay in full all withholding, social security, and unemployment insurance taxes, applicable.
F. The Seller will pay all wages due the employees up to and including the date of closing.

9. “AS IS”.  All the personal property sold hereunder shall be sold “as is”.  Seller makes no express or implied warranties as to its condition, safety, suitability or fitness for any particular purpose.

10. Covenant Not to Compete.
If this transaction closes, Seller, its principals and agents, agree that for three (3) years from date of closing, they will not, directly or indirectly, own, manage, operate, join, control, participate in, engage in any way, as employee, partner, officer, director, shareholder, or otherwise, or through any other person, firm or corporation, in any business similar to or in competition with the Purchaser within 150 mile radius of the companies operating address.

11. Broker. The Parties warrant and represent that no broker was involved in negotiating the purchase.  The Parties agree to hold each other harmless and indemnify each other against any all claims for brokers’ fees from any broker, arising out of any acts of a Party.

12. Miscellaneous.
A. The Parties agree that the values assigned to the items included in this purchase as set forth herein are fair and reasonable and have been bargained for separately and at arms length after consultation with their accountants, attorneys and other advisors as may be applicable.  It is agreed that the purchase price herein $850,000.00 shall be allocated as follows: $50,000.00 12/8/2010, $250,000.00 on the date of closing 12/13/2010, $200,000.00 12/29/2010 and balance of $350,000.00 due on or before 2/28/2011.
B. All collections on accounts receivable for work completed prior to the date of closing are the property of the Seller.
C. All pre-paid accounts for work to be performed after the date of closing shall be the property of the Purchaser and a final adjustment of any such accounts shall be made at the closing.  Balance out inventory, prepaid and accounts owed at closing.
D. The seller agrees that all cooking oil onsite at the time of deposit becomes property of the buyer and is to be included as an asset in the purchase agreement.
E. The Purchaser, its principals and employees, acknowledge that this transaction as with any transaction involves financial risks and that the Seller has not made any promises, guarantees, warranties or representations as to profitability and/or future success of this business and the Purchaser, its principals and employees, have agreed to purchase this business at their own risk.
F. The Parties hereto agree to execute such additional documents and papers and to perform and do such additional acts and things as may, from time to time, be reasonably necessary and proper to effectuate and carry out the transaction contemplated by this agreement.

AGREED TO AND ACCEPTED THIS __________DAY OF DECEMBER, 2010 by:

Freedom Environmental Services, Inc                                                                               Clean Fuel, LLC.

/s/ Michael Ciarlone                                                                                            /s/ Larry Long

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